Exhibit 10.5

ENSERVCO Strengthens Financial Position With New $16 Million Credit Facility From PNC Bank and Simultaneous Equity Offering

DENVER, CO--(Marketwire - November 06, 2012) - ENSERVCO Corporation (OTCQB: ENSV) (OTCBB: ENSV), a provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today announced it has entered into a $16 million credit facility with PNC Bank, National Association. The facility, which consists of an $11 million term loan and a $5 million revolving line of credit, replaces substantially all of ENSERVCO's prior credit facilities with Great Western Bank.

"This credit agreement aligns us with one of the leading commercial lenders serving the energy industry, and improves our financial flexibility as we continue our geographic and market-share expansion initiatives," said Rick Kasch, president and CFO. "By reducing our annual principal obligations by approximately 50%, this facility also enhances our cash flow and strengthens our working capital position."

At the closing of the PNC facility, ENSERVCO also raised $1,252,100 through a private placement of units priced at $350 per unit, with each unit consisting of 1,000 shares common stock and 500 common-stock purchase warrants exercisable at $0.55. Among the several investors who participated in the offering was Mr. Kasch. The Company also reported that chairman and CEO Mike Herman converted approximately $1.5 million in subordinated debt due to him by the Company into units on the same terms as the private placement investors.

Herman said, "Management's increased equity stake in the Company further strengthens its financial position, and is a clear indication of the confidence we have in ENSERVCO's prospects for long-term financial growth and increased shareholder value."

Kasch noted that the new credit facility and equity funds come at the same time the Company is experiencing a strong rebound in demand for its core heating services following last year's extraordinarily warm winter. "We have seen a surge in demand across all of our service territories, which reflects more typical fall weather patterns, as well as the impact of our expansion into regions where the need for fluid heating extends throughout much of the fall, winter and spring seasons."

Additional information regarding the credit facility and equity financing will be available in a Form 8K to be filed Thursday, November 8, 2012, with the Securities and Exchange Commission. The filing will also be accessible on the Company's website, www.enservco.com.

About ENSERVCO
Through its various operating subsidiaries, ENSERVCO has emerged as one of the energy service industry's leading providers of hot oiling, acidizing, frac heating and fluid management services. The Company owns and operates a fleet of more than 245 specialized trucks, trailers, frac tanks and related well-site equipment. ENSERVCO operates in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia.

Cautionary Note Regarding Forward-Looking Statements
This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in a Form 10-K filed on March 30, 2012. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

CONTACT:
Geoff High
Pfeiffer High Investor Relations, Inc.
303-393-7044